Exhibit 1(d)

                                                   [Stamp]  RECEIVED

                                                   AUG 3-1999

                                                   SECRETARY OF THE COMMONWEALTH
                                                   CORPORATIONS DIVISION

                    MERRILL LYNCH INTERNATIONAL EQUITY FUND

                                  AMENDMENT TO
                   AMENDED AND RESTATED DECLARATION OF TRUST
                              DATED JUNE 11, 1993
                          AS AMENDED OCTOBER 17, 1994

      The undersigned Secretary of Merrill Lynch International Equity Fund (the "Trust"), an unincorporated business trust organized and existing under the laws of the Commonwealth of Massachusetts, hereby certifies as follows:

      1.    The Board of  Trustees  of the  Trust,  in the  manner  provided  in
            Section 11.3 of Article XI of the Amended and Restated Declaration of Trust dated June 11, 1993, as amended October 17, 1994 (the "Declaration"), has duly adopted a resolution at a meeting of the Trustees at which a quorum was present and acting throughout, to amend the Declaration as follows:

                  Section 2.6 of Article II of the Declaration is deleted in its entirety and replaced with the following:

      2.6 Officers. The Trustees shall annually elect a President, a Secretary, and a Treasurer and may elect a Chairman. The Trustees may elect or appoint or authorize the Chairman, if any, or President to appoint such other officers or agents with such powers as the Trustees may deem advisable. The Chairman shall be and the President, Secretary and Treasurer may, but need not, be a Trustee.

      2. Such Amendment shall be effective immediately upon filing with the Secretary of State of the Commonwealth of Massachusetts.

      3. Except as amended hereby, the Declaration remains in full force and effect.

      4. An original copy of this amendment shall be lodged with the records of the Trust and filed with the Secretary of State of the Commonwealth of Massachusetts and in such other places as may be required under the laws of Massachusetts or as the Trustees deem appropriate.

Dated the 30 day of July, 1999.

                                                       /s/ Robert Harris
                                                       -----------------
                                                       Robert Harris
                                                       Secretary